EXHIBIT 99.1

NEWS RELEASE

ROAN RESOURCES ENTERS INTO DEFINITIVE MERGER

AGREEMENT TO BE ACQUIRED BY CITIZEN ENERGY

Roan Resources stockholders to receive $1.52 in cash per share of common stock

Sale Follows Comprehensive Review of Strategic Alternatives

Announce Rick Gideon as Chief Executive Officer

OKLAHOMA CITY, OK – October 1, 2019 – Roan Resources, Inc. (NYSE: ROAN) (“Roan” or the “Company”) today announced that it has entered into a definitive merger agreement to be acquired by Citizen Energy Operating, LLC (“Citizen Energy”), an affiliate of Warburg Pincus LLC (“Warburg Pincus”), in an all-cash transaction valued at approximately $1.0 billion, including Roan’s funded net debt of approximately $780 million as of September 30, 2019. The transaction is expected to be completed during the fourth quarter of 2019 or the first quarter of 2020, subject to Roan stockholder approval, regulatory approvals and the satisfaction of other customary closing conditions.

Under the terms of the merger agreement, which has been unanimously approved by Roan’s Board of Directors, Roan stockholders will receive $1.52 in cash for each share of Roan common stock they own. The all-cash purchase price represents a premium of approximately 24% over the closing price of Company shares as of September 30, 2019.

“We are pleased to reach this agreement with Citizen Energy” said Joseph A. Mills, Roan’s Executive Chairman of the Board. “This transaction is the culmination of our Board’s extensive review of strategic alternatives to maximize value for our stockholders, including a comprehensive process during which we engaged with a considerable number of counterparties. Ultimately, the Board unanimously determined that an all-cash transaction with Citizen Energy is in the best interests of our stockholders and the Company and will deliver value to our stockholders at a premium to our recent share price.”

Additionally, Roan today announced the appointment of Rick Gideon as its Chief Executive Officer, who will assume his new responsibilities immediately. Mr. Gideon has over 20 years of executive and industry experience at a number of large, publicly held exploration and production companies. Mr. Gideon previously served as Senior Vice President of US Operations at Devon Energy Corporation for four years. Prior to his time at Devon Energy Corporation, Mr. Gideon was the General Manager of the Mid-Continent Region and Drilling & Completions for HighMount Exploration & Production, LLC for six years. Prior to that, Mr. Gideon held senior positions at Linn Energy, Inc. and Dominion Energy, Inc.

“We are very pleased to bring Rick onboard to see the Company through the closing process,” said Mr. Mills. “His leadership and focus will be important during the transition of the business.”

Roan has also elected to temporarily reduce its drilling and development activity and to suspend all completion activity. This reduction in activity is to allow Mr. Gideon time to assess the Company’s overall operations plan. As a result of this change, investors should no longer rely on the guidance provided by the Company on its last quarterly investor call, and Roan does not expect to otherwise update or provide further guidance.

Fully committed debt financing for the transaction will be provided by JPMorgan Chase Bank, N.A., BMO Harris Bank N.A., The Toronto Dominion Bank, New York Branch and BofA Merrill Lynch.    Equity financing will be provided by investment funds affiliated with Warburg Pincus and Citizen Energy.

Citi and Jefferies LLC are serving as financial advisors to Roan, and Vinson & Elkins LLP is serving as its legal counsel. BofA Merrill Lynch is serving as financial advisor to Citizen Energy and Latham & Watkins LLP is serving as its legal counsel.

For further information regarding the terms and conditions contained in the definitive merger agreement, please see Roan’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) in connection with this transaction.

About Roan Resources

Roan is an independent oil and natural gas company headquartered in Oklahoma City, OK focused on the development, exploration and acquisition of unconventional oil and natural gas reserves in the Merge, SCOOP and STACK plays of the Anadarko Basin in Oklahoma. For more information, please visit www.RoanResources.com, where we routinely post announcements, updates, events, investor information, presentations and recent news releases.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements that contain our current expectations about future results. These forward-looking statements are based on certain assumptions and expectations made by the Company, which reflect management’s experience, estimates and perception of historical trends, current conditions and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (i) the Company may be unable to satisfy the conditions to closing, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; (ii) the proposed transaction may involve unexpected costs, liabilities or delays; (iii) the Company’s business may suffer as a result of uncertainty surrounding the proposed transaction; (iv) the risk that the proposed transaction disrupts the Company’s current plans and operations or diverts management’s or employees’ attention from ongoing business operations; (v) the risk of potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties as a result of the proposed transaction; (vi) the risk that Citizen Energy’s committed financing will not close; (vii) stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (viii) the Company may be adversely affected by other economic, business or competitive factors; (ix) the occurrence of any event, change or other circumstances could give rise to the termination of the definitive merger agreement; and (x) other risks to the consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. When considering these forward-looking statements, you should also keep in mind the risk factors and other cautionary statements found in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

All forward-looking statements, expressed or implied, included in this release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this release.

Additional Information for Stockholders

In connection with the proposed transaction, Roan will file a proxy statement and other relevant documents with the SEC regarding the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL INCLUDE IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Roan (when available) at its website, www.RoanResources.com, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Roan by directing such request to Roan Resources, Inc., to the attention of the Corporate Secretary, 14701 Hertz Quail Springs Parkway, Oklahoma City, OK 73134.

Participants in the Solicitation

Roan and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Roan in connection with the proposed transaction. Information about the directors and executive officers of Roan is set forth in Roan’s Registration Statement on Form S-1, which was filed with the SEC on July 17, 2019. This document can be obtained free of charge from the SEC’s website at www.sec.gov or from Roan by writing to the address indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Investor Contact:

Elijah Lavicky

Vice President - Finance

IR@RoanResources.com